Exhibit 99.1

SouthCrest Financial Group, Inc. Announces First Quarter Earnings

FAYETTEVILLE, GA, (April 24, 2009) – SouthCrest Financial Group, Inc. (SCSG.OB) reported net income of $387,000 for the quarter ended March 31, 2009 compared to $1,405,000 for the same quarter a year ago.  On a per share basis, results were $0.10 per share for the current quarter compared to $0.36 for the same period a year ago.  All per share amounts are stated on a basic and fully diluted basis.

The primary reasons for the decline in net income for the 12 month period was a $519,000 increase in the provision for loan losses, a $353,000 reduction in net interest income, and a $623,000 increase in other expenses.    The increase in other expenses includes an estimated charge of $400,000 related to the planned termination of a defined benefit plan assumed in the Company’s acquisition of Bank of Chickamauga in 2007.

For the current year, return on average assets was 0.25% compared to 0.93% for the same period in 2008, while the return on average equity was 2.45% for 2009 compared to 7.91% in 2008.  For the current year, the Company’s net interest margin declined to 3.88% from 4.11% in 2008 due to reductions in its yield on earning assets caused by the reduced level of interest rates from a year ago.

Total assets at March 31, 2009 were $629.7 million compared to $610.6 million at December 31, 2008 and $618.5 million at March 31, 2008.  Compared to December 31, 2008, loans increased $4.3 million or 1.1% to $400.5 million, while deposits increased $26.2 million or 5.0% to $545.9 million.

At March 31, 2009, the allowance for loan losses was 1.87% of loans compared to 1.84% at December 31, 2008 and 1.40% at March 31, 2008.  On an annualized basis, net chargeoffs were 0.68% and 0.01% of average loans for the quarters ended March 31, 2009 and 2008, respectively.  At March 31, 2009, nonperforming assets were $15,802,000, or 2.51% of total assets, compared to $15,535,000 or 2.54% of total assets at December 31, 2008.

In a press release dated April 6, 2009, the Company announced that it declared a dividend of $0.04 per share.  The dividend is to be paid on April 30, 2009 to shareholders of record as of April 16, 2009.

About SouthCrest Financial Group, Inc.

SouthCrest Financial Group, Inc. is the parent company of four bank subsidiaries operating a total of fourteen branch offices.  Bank of Upson, based in Thomaston, GA, has two branches in Upson County, three branches in Meriwether County operating as Meriwether Bank & Trust, and two branches in Fayette County operating as SouthCrest Bank;  The First National Bank of Polk County, based in Cedartown, GA, operates three branches in Polk County; Peachtree Bank, based in Maplesville, AL, operates two branches in Chilton County, Alabama; and Bank of Chickamauga, located in Chickamauga, Georgia, which operates two branches in Walker County, Georgia.  SouthCrest is traded on the OTC-Bulletin Board under the symbol “SCSG.”

Forward-Looking Statements:  This release contains forward-looking statements including statements relating to present or future trends or factors generally affecting the banking industry and specifically affecting SouthCrest’s operations, markets and products. Without limiting the foregoing, the words "believes," "anticipates," "intends," "expects," or similar expressions are intended to identify forward-looking statements. These forward-looking statements involve risks and uncertainties. Actual results could differ materially from those projected for many reasons, including, without limitation, changing events and trends that have influenced SouthCrest’s assumptions, but that are beyond SouthCrest’s control. These trends and events include (i) changes in the interest rate environment which may reduce margins, (ii) not achieving expected growth, (iii) less favorable than anticipated changes in the national and local business environment and securities markets, (iv) adverse changes in the regulatory requirements affecting SouthCrest, (v) greater competitive pressures among financial institutions in SouthCrest’s markets and (vi) greater loan losses than historic levels.  Additional information and other factors that could affect future financial results are included in SouthCrest’s filings with the Securities and Exchange Commission.

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SouthCrest Financial Group, Inc.
Consolidated Financial Highlights
(Unaudited)

	Quarter Ended March 31
	2009	2008	% Change
All dollars in thousands except per share data
EARNINGS
Net interest income	$5,185	$5,538	-6.4%
Provision for loan losses	874	355	146.2%
Noninterest income	1,797	1,921	-6.5%
Noninterest expense	5,755	5,132	12.1%
Income tax expense (benefit)	(34)	567	-106.0%
Net income	387	1,405	-72.5%
PER SHARE INFORMATION
Earnings per share	$0.10	$0.36	-72.2%
Dividends per share	0.13	0.13	0.00%
Book value per share	16.24	18.51	-12.3%
Average shares outstanding	3,916,707	3,915,648
OPERATING RATIOS (1)
Net interest margin	3.88%	4.11%
Return on average assets	0.25%	0.93%
Return on average equity	2.45%	7.91%
Efficiency ratio	82.55%	69.64%
Net chargeoffs / average loans	0.68%	0.01%
AVERAGE BALANCES
Loans	$396,398	$373,739	6.1%
Total earning assets	541,526	541,704	0.0%
Total assets	619,186	612,397	1.1%
Deposits	535,835	519,410	3.2%
Borrowed funds	9,569	9,498	0.7%
Shareholders' equity	63,931	72,066	-11.3%

	As of March 31,			As of
END OF PERIOD BALANCES	2009	2008	% Change	Dec.31,2008	% Change
Loans	$400,483	$378,190	5.9%	$396,137	1.1%
Allowance for loan losses	7,490	5,296	41.4%	7,285	2.8%
Total earning assets	550,982	546,619	0.8%	541,119	1.8%
Intangible assets	8,837	18,829	-53.1%	8,974	-1.5%
Total assets	629,692	618,465	1.8%	610,551	3.1%
Deposits	545,876	527,208	3.5%	519,701	5.0%
Borrowed funds	8,628	6,555	31.6%	16,782	-48.6%
Shareholders' equity	63,851	72,774	-12.3%	64,028	-0.3%
End of period shares outstanding	3,931,528	3,931,528
ASSET QUALITY (END OF PERIOD)
Loans 90 days past due and still accruing	$528	$416		$779
Nonaccrual Loans	9,219	7,248		9,164
Other Real Estate Owned	6,055	998		5,592
Total nonperforming assets	$15,802	$8,662		$15,535
Nonperforming assets / total assets	2.51%	1.40%		2.54%
Allowance for loan losses / total loans	1.87%	1.40%		1.84%
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(1) All ratios are annualized.